EXHIBIT 99.1

NEWS RELEASE for April 26, 2006 at 7:30 am EDT

Contact:

Roberta L. Smigel
Clarient, Inc.
(949) 443.3355
investorrelations@clarientinc.com

CLARIENT REPORTS 2006 FIRST QUARTER RESULTS

First Quarter Revenue Increases 68% Compared to Prior Year

SAN JUAN CAPISTRANO, Calif. (April 26, 2006) – Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for the first quarter 2006, reporting the highest quarterly revenue in the Company’s history. Total net revenue was $6.7 million for the quarter ended March 31, 2006, compared to $4.0 million for the prior year’s first quarter net revenue.

Commenting on the first quarter results, Clarient’s President and CEO Ron Andrews said, “Our first quarter results reflect the continued strong momentum of our new business strategy. We are consistently recording quarter-over-quarter revenue growth; our momentum has been fueled by our services business which has posted double-digit increases of no less than 14% revenue growth in each quarter since mid-2004.”

Net loss attributable to common stock for the first quarter of 2006 was $4.4 million or $0.07 per share, which includes stock-based compensation expense of $0.3 million, due to the implementation of SFAS 123(R). Net loss for the first quarter of 2005 was $3.9 million or $0.08 per share, which did not include employee stock option expense related to SFAS 123(R).

Financial Highlights

•                  Services group revenue, net of contractual discounts, was $5.5 million in the first quarter of 2006, compared to $1.9 million of net revenue in the same period last year, an increase of 192%. The quarter over quarter growth for the services business was 42%.

•                  Technology group revenue was $1.2 million for the first quarter of 2006 compared to $2.1 million in the first quarter of 2005. This decrease was due to the transition from selling ACIS® systems directly to selling them through our distributor. First quarter of 2006 represented the first full quarter where the Company’s distributor represented the primary contact to the customer, and this transition has required multiple training events and time to build the sales contact list. Another contributing factor is the pending ACIS III launch and its impact on sales decisions for ACIS II.

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•                  Overall gross profit in the first quarter of 2006 was $3.1 million, compared to $1.5 million in the same period last year. Gross profit margin in the first quarter was 46%, compared to 38% in the first quarter of 2005, due primarily to improvements in gross margin from laboratory services which increased to 41% for the quarter, up from 33% in the fourth quarter of 2005.

•                  Operating expenses were $7.3 million in the first quarter of 2006, an increase of 36% compared to $5.4 million in the first quarter of 2005. The increase in operating expenses was principally due to employee stock option expense from the implementation of SFAS 123(R), increases in the laboratory services infrastructure and sales expense, and engineering related costs associated with the development of new technologies.

•                  At March 31, 2006, the Company’s cash and short-term investments were approximately $4.8 million, compared to approximately $9.3 million at December 31, 2005. The Company used approximately $4.5 million during the first quarter of 2006 as a result of loss from operations, construction costs for our new facility (net of certain landlord reimbursements), and debt re-payments.

Commenting further, Andrews said, “Clearly, these solid sales results show that Clarient is executing on our corporate milestones, and the increase in expenses due to the build-out of our new facility was consistent with our expectations. Not reflected in the numbers is the progress we made toward developing ACIS III and completing our corporate move on time and on budget. Our Services growth trajectory and the concurrent improvement in gross margin are encouraging and will serve us well as we push toward our goal of breaking even without impeding our growth.”

Clarient will discuss first quarter 2006 results on a conference call and live web cast at 11:30 a.m. EDT today. Call information is available at http://www.clarientinc.com/investor.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The Company was formed in 1996 to develop and market the ACIS® Automated Cellular Imaging System, an important advance in slide-based testing.  The rise of individualized medicine as the new direction in oncology led the company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available. Clarient is a Safeguard Scientifics, Inc. partner company.  For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to the Company’s ability to obtain additional financing on acceptable terms or at all, the Company’s ability to continue to develop and expand its instrument systems business and its diagnostic laboratory services business, the Company’s ability to successfully move and consolidate the Company’s operations into its new facility, the performance and acceptance of the Company’s system in the market place, the success of the Company’s development and distribution arrangement with Dako, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system,  unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, new contracts for instrument sales, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Clarient, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2006	2005

Revenue:
Services group	$5,515	$1,887
Technology group	1,234	2,120
Total revenue, net	6,749	4,007

Cost of revenue	3,634	2,474
Gross profit	3,115	1,533

Gross profit %	46%	38%

Expenses:
Selling, general and administrative	4,003	3,029
Diagnostic services administration	2,168	1,423
Research and development	1,145	928
Total operating expenses	7,316	5,380

Other expense	217	27
Net loss attributable to common stock	$(4,418)	$(3,874)

Net loss per common share:
Basic	$(0.07)	$(0.08)
Diluted	$(0.07)	$(0.08)

Weighted average number of common shares outstanding	66,803,317	51,616,369

Clarient, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2006	2005

Cash and restricted cash	$4,760	$9,333
Accounts receivable, net	5,723	4,786
PP&E, net	9,988	8,007
All other assets, net	3,172	3,123
Total assets	$23,643	$25,249

Total liabilities	$15,259	$12,787
Stockholders’ equity	8,384	12,462
Total liabilities and stockholders’ equity	$23,643	$25,249